Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
Litewave Corp.
(An Exploration Stage Company)

We consent to the incorporation by reference in the Registration Statement of Litewave Corp. on Form S-8, pertaining to the registration of 4,750,000 shares of common stock, par value of $0.001, to be issued pursuant to Jean LaFleur, of our Auditors' Report, dated May 15, 2008, with respect to the financial statements of Litewave Corp. included in the annual report on Form 10-KSB for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

STS Partners LLP

STS PARTNERS LLP
Chartered Accountants

Vancouver, British Columbia
March 6, 2009